Exhibit 99.1

October 6, 2017 News from Great Lakes Dredge & Dock Corporation For further information contact: Abby Sullivan, Investor Relations 630-574-3024

Great Lakes CEO Provides Business Update

Great Lakes Dredge & Dock Corporation (“Great Lakes”) (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, announced today multiple updates.

Chief Executive Officer, Lasse Petterson, commented “During the two months since we reported second quarter earnings, a number of developments have occurred at the Company.

“As noted on the quarterly earnings call on August 2, we are executing a deep dive into our operational and financial performance. We have performed extensive analysis regarding our portfolio composition and asset utilization.  The goal of the analysis is to improve the Company’s financial results in both domestic and international operations enabling debt reduction, improvements in return on capital and the continued renewal of our extensive fleet with new and efficient dredges to best serve our domestic and international clients.  As a result of this review, in the first part of the fourth quarter, management will execute a plan to reduce our general and administrative and overhead expenses, retire certain underperforming and underutilized assets and closeout our Brazil operations. We estimate that these changes will result in a restructuring charge of approximately $42-$47 million, including severance, asset retirements and close out costs, approximately $39-$44 million of which will be non-cash. The majority of the charge will be recognized in the third and fourth quarters of 2017. These reductions, the majority in fixed costs, are expected to generate annual cost savings of approximately $40 million to be fully realized in 2019.  These changes will also be effective in enabling the reduction of current debt without materially impacting our top line revenue, as well as create future capital capacity to continue the renewal of our fleet in pursuit of strategic future growth.

“Great Lakes’ new ATB hopper dredge Ellis Island began sea-trials on October 5, following which the Ellis Island will be delivered to Great Lakes. Sea-trials are expected to take approximately ten days but may be delayed by Tropical Storm Nate which is projected to impact the Gulf of Mexico. The Ellis Island will commence commercial operations immediately upon delivery on the Mississippi Coast Improvements Program project in the Gulf of Mexico. The commissioning phase of the Ellis Island was impacted by Hurricane Irma as well as certain commissioning items that proved to take longer than expected.

As previously indicated, the Ellis Island has ample backlog in-hand; however, the delayed start has impacted third quarter results and also may impact fourth quarter results.

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“Our dredging operations on the East Coast and in the Gulf of Mexico were impacted by the three major hurricanes (Harvey, Irma and Maria) that recently made landfall in the United States. Although we are pleased to report no safety issues, injuries or damage related to our crews and vessels, all three storms caused delays at multiple ongoing projects which will impact our third quarter results.”

Petterson concluded, “Going forward, we see positive trends in the market with both domestic and international bidding opportunities increasing. We recently announced the award of $87 million in new work, including the $47 million Charleston I port deepening project.  Additionally, GLDD is the low bidder on the Charleston II port deepening project, which at approximately $279 million, is expected to be the largest dredging project awarded in Army Corps of Engineers’ history. We expect this project to be formally awarded in October 2017.  Finally, we expect several new port and harbor deepening projects coming for bid in the next year, including the Boston Harbor port deepening project which is expected to bid before the end of 2017, the Jacksonville port deepening project and multiple additional coastal protection bid opportunities also expected throughout 2018. With the addition of the Ellis Island and our ongoing and planned efficiency upgrades to our existing fleet, we have ample capacity to be uniquely positioned to win and execute these projects.”

The Company will provide greater details related to this announcement on its third quarter 2017 earnings call in early November.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water.  The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 127-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. These statements include, but are not limited to, our statements regarding the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities described in this press release.  The restructuring may not occur to the extent described herein if, among other factors, our lenders do not approve the related asset retirements, sales and certain other restructuring activities.  In addition, numerous other factors may limit the extent to which the anticipated benefits are realized.  Statements regarding expectations regarding the Charleston II port deepening project, the Boston Harbor port deepening project and other coastal protection bid opportunities are also “forward looking” statements within the meaning of the Exchange Act.  These statements may likewise turn out to not come to fruition if our expectations regarding such projections turn out to be incorrect.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future events.

Although Great Lakes believes that its plans, intentions and expectations reflected in this press release are reasonable, actual events could differ materially. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Source: Great Lakes Dredge & Dock Corporation

GLDD CORP

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